Exhibit 10.7
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement’) is entered into as of December 10, 2007 by and between Smith Micro Software, Inc., a Delaware corporation (the “Company”), and Biju Nair (“Executive”).
     WHEREAS, Executive is currently employed at-will by PCTEL, Inc. (“PCTEL”);
     WHEREAS, the Company and PCTEL have, concurrently with this Agreement, entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company has agreed to acquire the business unit of PCTEL known as the “Mobility Solutions Group”, including the business and operations in which the Executive is principally involved; and
     WHEREAS, the Company desires to employ the Executive, effective upon the date of consummation of the acquisition of the “Mobility Solutions Group” under the Purchase Agreement (such date is referred to as the “Effective Date”).
     NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive agree as follows:
     1. Period of Employment. The Company will employ Executive to render services to the Company, in the position and with the duties and responsibilities described in this Agreement, from the Effective Date until Executive’s employment by the Company terminates.
     2. Place of Performance. During the term of his employment, Executive agrees to render services at the Company’s offices located in the Greater Chicago area, except for reasonably required travel in connection with the Company’s business as may be required from time-to-time to perform Executive’s duties hereunder.
     3. At-Will Employment. The Company and the Executive each acknowledge that Executive’s employment is at-will and may be terminated by either party at any time, with or without cause or notice.
     4. Termination Upon Failure to Close. If the Purchase Agreement is terminated prior to the Effective Date, this Agreement will terminate and be of no further force or effect, nor will Executive be entitled to receive any payment or other compensation by the Company under this Agreement or otherwise.
     5. Position, Duties, Responsibilities. Executive will be employed by the Company to tender services to the Company in the position of Senior Vice President and General Manager in charge of the Connectivity and Security business unit. Executive will report to the Chief Executive Officer through the Executive Vice President of Business Operations.
     6. Base Salary. For services to be rendered by the Executive pursuant to this Agreement following the Effective Date, the Company agrees to pay to Executive a base salary

(the “Base Salary”) at an annual rate of Two Hundred Thirty Five Thousand Dollars ($235,000). The Base Salary will be paid in periodic installments in accordance with the Company’s regular payroll practices.
     7. Signing Bonus. As soon as practicable after the Effective Date, but in no event later than January 31, 2008, the Company will pay to the Executive $240,000 (the “Signing Bonus”) as consideration for entering into this Agreement.
     8. Annual Bonus. The Executive will be eligible to receive an annual bonus (the “Bonus”) following the Effective Date at a rate of up to Sixty Thousand Dollars ($60,000), based upon achievement of certain objectives to be determined by the Board of Directors of the Company (or the Compensation Committee of the Board) and paid in accordance with the Company’s customary practices and policies. The Bonus will be based 50% on attainment of revenue goals of the business unit managed by Executive, and 50% based on attainment of profit goals of the Company.
     9. Restricted Stock. The Company will award to Executive on the Effective Date 50,000 shares of restricted stock 25% of which will vest upon the 6-month anniversary of the Effective Date and the remaining 75% which will vest monthly over the succeeding 18-month period. In the event that the grant of restricted stock is deemed to be taxable to the Executive for federal or state income tax purposes, the Company agrees to “gross-up” such taxable amount (including tax on the “gross-up” payment), using the highest marginal federal, state and local income tax rates for individuals applicable to wages (but not for Social Security and Medicare taxes) in effect for the tax year(s) in which the restricted stock vests or is otherwise no longer subject to a substantial risk of forfeiture (the “Income Tax Gross-Up”). The Income Tax Gross-Up shall be reduced by a deemed federal tax benefit equal to the maximum federal tax rate multiplied by the state and local taxes as determined in the sentence above. For purposes of the determination of the Income Tax Gross-Up, the Company will select the personal income tax rates for the state where the Executive files tax returns as a resident. The Income Tax Gross-Up shall be paid to the Executive when the restricted stock vests or is otherwise transferred without a substantial risk of forfeiture. The Income Tax Gross-Up is not intended to exactly determine and cover the actual taxes applicable to the grant of restricted stock. It ignores most deductions, credits, federal, state and local alternative minimum taxes, and other states or jurisdictions where the Executive may file returns and pay tax. It may result in a payment greater or less than the actual taxes due. The formula for determining the Income Tax Gross-Up is as follows:

Y =	FMV of restricted stock award as of taxable event

1-(A + B)
Where:
     A = the highest marginal individual federal tax rate applicable to wages
     B = the sum of the highest applicable marginal individual state and local tax rates applicable to wages multiplied by (1-A)
Income Tax Gross-Up = Y – Taxable Income of Restricted Stock Grant

     10. Management Retention Agreement. The Company and Executive will, upon the Effective Date, enter into a “Management Retention Agreement” in the form attached hereto as Exhibit A.
     11. Severance.
          (a) Termination Following a Change of Control. If Executive’s employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Executive is entitled, if any, shall be governed by the Management Retention Agreement (which includes the definition of Change of Control).
          (b) Termination by Company Without Cause and Apart From Change of Control. If, within twelve (12) months of the Effective Date and prior to the occurrence of a Change of Control, Executive’s employment is terminated (i) involuntarily by the Company for reasons other than Cause, death or Disability or (ii) by Executive pursuant to a Voluntary Termination for Good Reason (as defined in the Management Retention Agreement), then Executive shall be entitled to receive the following benefits from the Company:
               (i) Salary Continuation. Executive shall receive continuation of Executive’s then current Base Salary for a period of twelve (12) months following Executive’s termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company’s normal payroll practices. Such continuation of Executive’s Base Salary shall be in lieu of any and all other benefits which Executive is entitled to receive on the date of Executive’s termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Executive shall not be entitled to pro-rated payment of an annual bonus.
               (ii) Benefits. Executive shall receive one hundred percent (100%) of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Executive immediately prior to Executive’s termination of employment by the Company for reasons other than Cause (“Companv-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Provided that Executive elects COBRA within the required period, Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months following the date of Executive’s termination by the Company for reasons other than Cause (the “Termination Date”), and (ii) the date upon which Executive or Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. If Executive has not become covered under another employer’s group health, dental and vision insurance benefit plans on or by 18 months following the Termination Date, Executive may, for the period from and after the Termination Date, independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Executive immediately prior to the Termination Date. In such event the Company shall reimburse Executive for the cost of the premiums paid for such benefits until the earlier of (i) 6 months following the termination of Company-Paid Coverage, and (ii) the date upon which Executive or Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. For purposes of Title X of the

Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the qualifying event for Executive and his or her dependents shall be the Termination Date.
               (iii) Partial Accelerated Vesting. All equity awards from the Company then held by Executive shall partially accelerate, or if Executive is then holding unvested shares, Company’s right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Executive’s employment with the Company had continued for an additional 12 months following Executive’s effective termination date for reasons other than for Cause.
               (iv) Other. If not previously paid, Executive shall receive the incentive cash amount payable to the Executive pursuant to Schedule 8.2 of the Asset Purchase Agreement by and between the Company and PCTEL, Inc., a Delaware corporation dated December 10, 2007 (the “Asset Purchase Agreement”).
          (c) Other Termination. If Executive’s employment is terminated by the Company for Cause, or by Executive for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Executive shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be required by law or established under the Company’s severance and benefit plans and policies existing at the time of such termination.
     12. Incentive Payments. The Company and Executive agree that Executive will receive $200,000 (net of applicable taxes) from the cash incentive pool described in Schedule 8.2 of the Asset Purchase Agreement ($100,000 to be provided by PCTEL and $100,000 to be provided by the Company).
     13. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, cell phone usage, mobile Internet usage and other expenses incurred by Executive in the furtherance of or in connection with the performance of his duties hereunder.
     14. Vacations and Holidays. Executive will be entitled to paid vacation and paid holidays in accordance with the Company’s customary practices and policies for executives of equal seniority and service credit; provided that Executive shall be entitled to at least four (4) weeks of paid vacation per year. Executive will receive credit for prior service with PCTEL to the extent length of service is relevant for purposes of determining vacation time and other benefits.
     15. Other Benefits. The Executive will be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.
     16. Integration. This Agreement, the Management Retention Agreement and any stock option or restricted stock agreements entered into between the Company and Executive represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the parties or their duly authorized representatives.
     17. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.
     18. Severability. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     19. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
     20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     21. Counterparts. This Agreement may be executed in one or more counterparts. none of which need contain the signature of more, than one party hereto and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.
[Signatures on following page]

     IN WITNESS WHEREOF each of the parties has executed this Agreement, in the case of the Company by its duty authorized officer, as of the day and year first above written.

“Company”		“Executive”

SMITH MICRO SOFTWARE, INC.		BIJU NAIR

By:	/s/ William W. Smith, Jr.	/s/ Biju Nair

Name:	William W. Smith, Jr.

Title:	Chief Executive Officer

EXHIBIT A
FORM OF
MANAGEMENT RETENTION AGREEMENT
Exhibit A